Rule 424(b)(3)
Registration No. 333-112274

Addendum to Prospectus Supplement Dated February 27, 2004

Dated: March 1, 2004

STATE OF ISRAEL
FOURTH VARIABLE RATE LIBOR NOTES

Initial Interest Rate for Notes purchased during March 2004 is 1.7875%. This interest rate was calculated as follows:

Applicable LIBOR	+	Number of basis points	=	Initial Rate
for March 2004		set by State of Israel
		at beginning of monthly
		sales period

1.1875%	+	60 Basis Points	=	1.7875%

Applicable LIBOR is then adjusted July 1 and January 1.

Notes purchased in April 2004 will receive the rate and spread in effect for that sales period.